Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

June 30, 2017

Tintri, Inc.

303 Ravendale Drive

Mountain View, CA 94043

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Tintri, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 12,986,572 shares of common stock, par value $0.00005 per share, consisting of (i) 4,537,000 shares of common stock reserved for issuance under the 2017 Equity Incentive Plan, (ii) 907,000 shares of common stock reserved for issuance under the 2017 Employee Stock Purchase Plan, (iii) 5,098,449 shares of common stock reserved for issuance pursuant to stock option awards outstanding under the 2008 Stock Plan and (iv) 2,444,123 shares of common stock reserved for issuance pursuant to restricted stock unit awards outstanding under the 2008 Stock Plan (which plans are referred to herein as the “Plans” and which shares of common stock are referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

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